Exhibit 5

+1 617 526 6000 (t)
February 1, 2008	+1 617 526 5000 (f)
wilmerhale.com
Analogic Corporation
8 Centennial Drive
Peabody, MA 01960

Re:	Analogic Corporation Non-Employee Director Stock Plan

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 100,000 shares of common stock, $0.05 par value per share (the “Shares”), of Analogic Corporation, a Massachusetts corporation (the “Company”), issuable under the Analogic Corporation Non-Employee Director Stock Plan (the “Plan”).

We have examined the Articles of Organization and By-Laws of the Company, each as amended and/or restated to date, and originals, or copies certified to our satisfaction, of pertinent records of meetings of the directors and stockholders of the Company, the Registration Statement, and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents, and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts and the federal laws of the United States of America.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes,

Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachussetts 02109

Beijing	Berlin	Boston	Brussels	London	Los Angeles	New York	Oxford	Palo Alto	Waltham	Washington

Analogic Corporation

February 1, 2008

rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Patrick J. Rondeau
Patrick J. Rondeau, a Partner